                          SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement       [_] Confidential, for Use of the
                                          Commission Only (as permitted by
                                          Rule 14a-6(e)(2))

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12


                             Cambridge Heart, Inc.
              ------------------------------------------------
              (Name of Registrant as Specified In Its Charter)

                             Cambridge Heart, Inc.
              ------------------------------------------------
                 (Name of Person(s) Filing Proxy Statement)


Payment of Filing Fee (check the appropriate box):

[X] No fee required

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

        ________________________________________________________________________

    (2) Aggregate number of securities to which transaction applies:

        ________________________________________________________________________

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ________________________________________________________________________

    (4) Proposed maximum aggregate value of transaction:

        ________________________________________________________________________

    (5) Total fee paid:

        ________________________________________________________________________

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ________________________________________________________________________

    (2) Form, Schedule or Registration Statement No.:

        ________________________________________________________________________

    (3) Filing Party:

        ________________________________________________________________________

    (4) Date Filed:

        ________________________________________________________________________

                             CAMBRIDGE HEART, INC.
                              ONE OAK PARK DRIVE
                         BEDFORD, MASSACHUSETTS 01730

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON MAY 21, 1998

  NOTICE IS HEREBY GIVEN that the 1998 Annual Meeting of Stockholders (the "Meeting") of Cambridge Heart, Inc., a Delaware corporation (the "Company") will be held at the offices of Hale and Dorr LLP, 26th floor, 60 State Street, Boston, Massachusetts 02109, on May 21, 1998, at 10:00 a.m., local time, for the purpose of considering and voting upon the following matters:

    1. To elect two directors of the Company for terms to expire at the 2001 Annual Meeting of the stockholders.

    2. To ratify the appointment by the Board of Directors of Price Waterhouse LLP as the Company's independent accountants for the year ending December 31, 1998.

    3. To transact such other business as may properly come before the Meeting or any adjournment or postponement thereof.

  The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice of Meeting. The Board of Directors has no knowledge of any other business to be transacted at the Meeting or at any adjournment or postponement thereof.

  The Board of Directors has fixed the close of business on April 8, 1998 as the record date for the determination of stockholders entitled to notice of and to vote at the Meeting or any adjournment or postponement thereof. A list of such stockholders will be available for examination by any stockholder, for any purpose germane to the Meeting, during ordinary business hours for ten days prior to the Meeting at the office of the Secretary of the Company at the above address, and at the time and place of the Meeting.

  If you would like to attend the Meeting and your shares are held by a broker, bank or other nominee, you must bring to the Meeting a recent brokerage statement or a letter from the nominee confirming your beneficial ownership of such shares. You must also bring a form of personal identification. In order to vote your shares at the Meeting, you must obtain from the nominee a proxy issued in your name.

  A copy of the Company's Annual Report for the year ended December 31, 1997, which contains financial statements and other information of interest to stockholders, accompanies this Notice of Meeting and the enclosed Proxy Statement.

                                          By Order of the Board of Directors,

                                          Eric Dufford, Secretary

Bedford, Massachusetts
April 15, 1998

  WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE PROMPTLY COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE. NO POSTAGE NEED BE AFFIXED IF THE PROXY CARD IS MAILED IN THE UNITED STATES.

                             CAMBRIDGE HEART, INC.
                              ONE OAK PARK DRIVE
                         BEDFORD, MASSACHUSETTS 01730

                                PROXY STATEMENT
                      1998 ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON MAY 21, 1998

  This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Cambridge Heart, Inc., a Delaware corporation (the "Company") for use at the 1998 Annual Meeting of Stockholders (the "Meeting") to be held on May 21, 1998, at 10:00 a.m., local time, at Hale and Dorr LLP, 26th floor, 60 State Street, Boston, Massachusetts 02109, and at any adjournment or postponement thereof. All proxies will be voted in accordance with the stockholders' instructions, and, if no choice is specified, the shares will be voted in favor of the matters set forth in the accompanying Notice of Meeting. Any proxy may be revoked by a stockholder at any time before its exercise by delivery of a written revocation to the Secretary of the Company. Attendance at the Meeting will not in itself be deemed to revoke a Proxy unless the stockholder gives affirmative notice at the Meeting that the stockholder intends to revoke the Proxy and vote in person.

  On April 8, 1998, the record date for the determination of stockholders entitled to notice of and to vote at the Meeting, there were issued and outstanding and entitled to vote 10,631,496 shares of Common Stock, $.001 par value per share (the "Common Stock"). Each share entitles the record holder to one vote on each matter.

VOTING SECURITIES AND VOTES REQUIRED

  The holders of a majority of the shares of Common Stock outstanding and entitled to vote at the Meeting shall constitute a quorum for the transaction of business at the Meeting. Shares of Common Stock present in person or represented by proxy (including shares which abstain or do not vote with respect to one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether a quorum exists at the Meeting. The affirmative vote of the holders of a plurality of the shares of Common Stock voting on the matter is required for the election of directors. The affirmative vote of the holders of a majority of the shares of Common Stock voting on the matter is required to ratify the selection of Price Waterhouse LLP as the Company's independent accountants for the fiscal year ending December 31, 1998. Shares held by stockholders who abstain from voting as to a particular matter, and shares held in "street name" by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter, will not be counted as votes in favor of such matter, and also will not be counted as shares voting on such matter. Accordingly, abstentions and "broker non-votes" will have no effect on the voting on a matter that requires the affirmative vote of a certain percentage of the shares voting on the matter.

  THE NOTICE OF MEETING, THIS PROXY STATEMENT AND THE COMPANY'S ANNUAL REPORT TO STOCKHOLDERS FOR THE YEAR ENDED DECEMBER 31, 1997 ARE BEING MAILED TO STOCKHOLDERS ON OR ABOUT APRIL 15, 1998. A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K, AS AMENDED, FOR THE YEAR ENDED DECEMBER 31, 1997, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION"), EXCLUDING EXHIBITS, WILL BE FURNISHED WITHOUT CHARGE TO ANY STOCKHOLDER UPON WRITTEN REQUEST TO THE COMPANY, ONE OAK PARK DRIVE, BEDFORD, MASSACHUSETTS, 01730, ATTENTION:
ROBERT B. PALARDY. EXHIBITS WILL BE PROVIDED UPON WRITTEN REQUEST AND PAYMENT OF AN APPROPRIATE PROCESSING FEE.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth certain information with respect to the beneficial ownership of Common Stock by (i) each stockholder known to the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock, (ii) each current director of the Company, (iii) the Company's Chief Executive Officer and the executive officers named in the Summary Compensation Table below and (iv) all directors and executive officers of the Company as a group. Unless otherwise indicated in the footnotes to the table, (i) all information set forth in the table is as of January 31, 1998 and (ii) the address for each director and executive officer of the Company is: c/o Cambridge Heart, Inc., One Oak Park Drive, Bedford, MA 01730.

                                          NUMBER OF SHARES      PERCENTAGE OF
                                       BENEFICIALLY OWNED (1) CLASS OUTSTANDING
                                       ---------------------- -----------------
Goldman, Sachs & Co. .................       1,733,600(2)           16.3%
Dr. Richard J. Cohen, M.D., Ph.D. ....       1,360,509(3)           12.7
Funds Managed by Invesco Funds........         953,775(4)            9.0
Zachary C. Berk, O.D. and Marlene
 Krauss, M.D. ........................         679,295(5)            6.4
Jeffrey M. Arnold.....................         557,032(6)            5.0
Laurence Blumberg, M.D. ..............         424,000(7)            4.0
Rolf S. Stutz.........................          28,333(8)              *
J. Daniel Cole........................           3,333(9)              *
Eric Dufford..........................             --                --
Robert B. Palardy.....................             --                --
Harris A. Berman......................             --                --
Paul Albrecht, Ph.D. .................         117,500               1.1
Kenneth Collins.......................             --                --
All Directors and Executive Officers
 as a Group (8 persons)...............       2,373,207(10)          21.2

--------
  * Represents less than 1% of the outstanding Common Stock.
 (1) The Company believes that each stockholder has sole voting and investment power with respect to the shares listed, except as otherwise noted. The number of shares beneficially owned by each stockholder is determined under rules of the Commission, and the information is not necessarily indicative of ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the person has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days after January 31, 1998 through the exercise of any stock option or other right. The inclusion herein of any shares of Common Stock deemed beneficially owned does not constitute an admission by such stockholder of beneficial ownership of those shares of Common Stock. Shares of Common Stock which an individual or entity has a right to acquire within the 60-day period following January 31, 1998 pursuant to the exercise of options or warrants are deemed to be outstanding for the purposes of computing the percentage ownership of such individual or entity, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person or entity shown in the table.
 (2) Consists of shares held by the Goldman Sachs Group, L.P. The business address of Goldman, Sachs & Co. is 85 Broad Street, New York, NY 10004.
 (3) Includes 109,634 shares of Common Stock of the Company issuable to Dr. Cohen within 60 days of January 31, 1998 upon exercise of warrants. Also includes 4,000 shares of Common Stock of the Company issuable to Dr.
     Cohen within 60 days of January 31, 1998 upon exercise of stock options.
 (4) Includes 495,963 shares of Common Stock held by Pirate Ship & Co. and 457,812 shares of Common Stock held by Sea Lion & Co. The business address of Invesco Funds Group is 7800 East Union Avenue, Denver, CO 80237.
 (5) Dr. Berk and Dr. Krauss are married to each other. Includes 30,384 shares held by KBL Healthcare, Inc. ("KBL"), 54,290 shares issuable within 60 days of January 31, 1998 upon the exercise of warrants held by KBL, 283,537 shares of Common Stock held by Dr. Krauss, 177,300 shares of Common Stock held by Dr. Berk, 60,000 shares held by the Berk Krauss Foundation and 73,784 shares of Common Stock held in trust for the benefit of their children. The business address for both Dr. Berk and Dr. Krauss is KBL Healthcare, Inc., 645 Madison Avenue, New York, NY 10022.
 (6) Includes 458,369 shares of Common Stock of the Company issuable to Mr. Arnold within 60 days of January 31, 1998 upon exercise of stock options.
 (7) Includes 100,000 shares of Common Stock beneficially owned by Dr. Blumberg's father.
 (8) Includes 3,333 shares of Common Stock of the Company issuable to Mr. Stutz within 60 days of January 31, 1998 upon exercise of stock options.
 (9) Includes 3,333 shares of Common Stock of the Company issuable to Mr. Cole within 60 days of January 31, 1998 upon exercise of stock options.
(10) Includes a total of 578,669 shares which the executive officers and directors together have a right to acquire pursuant to outstanding options or warrants exercisable within 60 days after January 31, 1998.

  To the knowledge of the Company, there are no agreements among any of the foregoing persons or entities with respect to the voting of shares of Common Stock of the Company.

                                   DIRECTORS

ELECTION OF DIRECTORS

  The Company has a classified Board of Directors currently consisting of two Class I directors (Jeffrey M. Arnold and J. Daniel Cole), two Class II directors (Richard J. Cohen and Harris A. Berman) and two Class III directors (Laurence J. Blumberg and Rolf S. Stutz). One class of directors is elected each year to serve for a three-year term. The Class II, Class III and Class I directors were elected to serve until the annual meeting of stockholders to be held in 1998, 1999 and 2000, respectively, and until their respective successors are elected and qualified.

  The persons named in the enclosed proxy will vote to elect, as Class II directors, Richard J. Cohen and Harris A. Berman, unless the proxy is marked otherwise. The proxy may not be voted for more than two directors. Dr. Cohen and Dr. Berman are presently directors of the Company. Each Class II director will be elected to hold office until the year 2001 annual meeting of stockholders and until his successor is elected and qualified. Each of the nominees has indicated his willingness to serve, if elected; however if a nominee becomes unable or unwilling to serve as a director, the person acting under the proxy may vote the proxy for the election of a substitute. It is not presently contemplated that either of the nominees will be unable or unwilling to serve as a director.

  Set forth below are the name and age of each nominee for director and the positions and offices held by him with the Company, his principal occupation and business experience during the past five years, the names of other publicly held companies of which he serves as a director and the year of the commencement of his term as a director of the Company.

RICHARD J. COHEN, M.D., PH.D.          A Director since 1993
                                       Age: 47

  Dr. Cohen, the scientific founder of the Company, has been a consultant to the Company since February 1993. Dr. Cohen has been, since 1979, Professor of Health Sciences and Technology at the Harvard-MIT Division of Health Sciences and Technology and is on the staff at the Brigham and Women's Hospital and Children's Hospital, both in Boston. From 1985 to 1995, Dr. Cohen was the Director of the Harvard-MIT Center for Biomedical Engineering, and he is currently the Director of the NASA Center for Quantitative Cardiovascular Physiology, Modeling and Data Analysis located at MIT. He serves on the editorial board of the Journal of Cardiovascular Electrophysiology and The Annals of Noninvasive Electrocardiology.

HARRIS A. BERMAN, M.D.                    A Director since 1998
                                          Age: 58

  Dr. Berman was elected to the Board of Directors on April 10, 1998 to fill the seat left vacant by M. Fazle Husain. Dr. Berman has been Chairman of the Board of Directors and Chief Executive Officer of Tufts Health Plan, a managed healthcare organization, since 1986. Dr. Berman has also served as Chairman of ManagedComp, Inc. since 1995 and was a Director of HPR, Inc. from 1994 to 1997. Dr. Berman is Chairman of the Executive Committee of Massachusetts Association of HMO's, Co-Chair of Tufts Managed Care Institute, and a Director of American Association of Health Plans, formerly Group Health Association of America. Dr. Berman is also a Clinical Professor of Medicine at Tufts University School of Medicine and is a Clinical Professor of Community Health at Tufts University School of Medicine.

CURRENT DIRECTORS

  Set forth below (with the exception of Richard J. Cohen and Harris A. Berman, the information with respect to whom is set forth above) are the name and age of each current director and the positions and offices held by him with the Company, his principal occupation and business experience during the past five years, the names of other publicly held companies of which he serves as a director and the year of the commencement of his term as a director of the Company.

JEFFREY M. ARNOLD                         A Director since 1993
                                          Age: 49

  Mr. Arnold has been President and Chief Executive Officer of the Company since September 1993. Mr. Arnold was appointed Chairman of the Board of Directors in August 1997. From 1990 to January 1992, Mr. Arnold was President and Chief Executive Officer and a director of Molecular Simulations Inc., formerly Polygen Corporation, a leading supplier of software for rational drug design. From January 1992 until September 1993, Mr. Arnold was an independent management consultant providing interim executive management to high technology companies. He was formerly Vice President of Operations, Instrumentation Products for Datascope Corporation and has held positions as director of marketing and director of research and development positions for the medical systems division of Becton Dickinson.

J. DANIEL COLE                            A Director since 1997
                                          Age: 51

  Mr. Cole has been General Partner of the Spray Venture Fund, a venture capital organization funded in part by Boston Scientific Corporation, since March 1997. From March 1995 to March 1997, Mr. Cole was Senior Vice President of Boston Scientific Corporation. From 1993 to March 1995, Mr. Cole was President and Chief Operating Officer of SciMed Life Systems Corporation. From 1990 to April 1993, Mr. Cole was President of the Edwards Critical Care Division of Baxter Healthcare Corporation. Mr. Cole is a director of Thoratec Laboratories Corp.

LAURENCE J. BLUMBERG, M.D.                A Director since 1996
                                          Age: 36

  Dr. Blumberg is a founder of the Company. From June 1994 to present, Dr. Blumberg has also served as Vice President, Equity Research at Alliance Capital Management, L.P., an investment fund manager. From August 1992 to June 1994, Dr. Blumberg was an independent healthcare consultant. During this time he consulted for KBL Healthcare, Inc. and S Squared Technology, a money management firm. From October 1991 to August 1992, he was vice president of Castle Group Ltd, a medical technology venture capital group.

ROLF S. STUTZ                             A Director since 1993
                                          Age: 48

  Since 1983 Mr. Stutz has been Chief Executive Officer and director of Zoll Medical Corporation, a medical device manufacturer, where he was named Chairman in June 1996. Mr. Stutz is also a Director of Hemasure, Inc.

BOARD AND COMMITTEE MEETINGS

  The Board of Directors met six times during the year ended December 31, 1997 ("Fiscal 1997"), and acted by written consent on one occasion. Each director attended at least 75% of the aggregate number of Board meetings and the number of meetings held by all committees on which he or she then served.

  The Board of Directors has a standing Audit Committee, which reviews the effectiveness of the auditors during the annual audit, reviews the adequacy of financial statement disclosures, discusses the Company's internal control policies and procedures and considers and recommends the selection of the Company's independent accountants. The Audit Committee met once during Fiscal 1997. The members of the Audit Committee are currently Messrs. Cole and Stutz.

  The Board of Directors also has a standing Compensation Committee, which is responsible for establishing compensation policies with respect to the Company's executive officers, including the Chief Executive Officer and the other Named Executive Officers, and setting the compensation levels for these individuals. The Compensation Committee also considers and makes recommendations to the Board of Directors with respect to such matters as the establishment and implementation of employee incentive plans and administers the Company's Amended and Restated Incentive and Non-Qualified Stock Option Plan, the 1996 Equity Incentive Plan, the 1996 Employee Stock Purchase Plan and the 1996 Director Option Plan. The Compensation Committee met six times during Fiscal 1997. The members of the Compensation Committee are Messrs. Stutz and Cole and Dr. Cohen. See "Report of the Compensation Committee on Executive Compensation."

  The Board of Directors has no standing nominating committee.

COMPENSATION OF DIRECTORS

  The Company's non-employee directors, other than those representing major stockholders of the Company, receive a fee of $1,500 per meeting of the Board of Directors. All non-employee directors receive reasonable travel and out-of-pocket expenses for attendance at meetings of the Board of Directors. Non-employee directors are also eligible to receive stock options under the 1996 Director Stock Option Plan (the "Director Plan"). See--"Director Option Plan." On October 10, 1997, Messrs. Stutz, Cole and Dr. Blumberg were each granted options under the 1996 Equity Incentive Plan to purchase 15,000 shares of Common Stock at $7.875 per share, the fair market value per share on the date of grant. On April 10, 1998, Dr. Berman was granted options under the 1996 Equity Incentive Plan to purchase 15,000 shares of Common Stock at the fair market value per share on the date of grant. These options will vest in equal annual installments over two years after the date of grant.

DIRECTOR OPTION PLAN

  The Director Plan was adopted by the Board of Directors in May 1996, was approved by the stockholders in June 1996, and became effective on August 7, 1996. Under the terms of the Director Plan, options (the "Director Options") to purchase 10,000 shares of Common Stock will be granted to each person who becomes a non-employee director and who is not otherwise affiliated with the Company, effective as of the date of initial election to the Board of Directors. The Director Options will vest in equal annual installments over three years after the date of grant. Director Options will become immediately exercisable upon the occurrence of a change in control (as defined in the Director Plan). A total of 100,000 shares of Common Stock may be issued upon the exercise of stock options granted under the Director Plan. The exercise price of options granted under the

Director Plan will equal the closing price of the Common Stock on the Nasdaq National Market on the date of grant. On February 3, 1997, Mr. Cole was granted options under the Director Plan to purchase 10,000 shares of Common Stock at $13.125 per share, the fair market value per share on the date of grant. On April 10, 1998, Dr. Berman was granted options under the Director Plan to purchase 10,000 shares of Common Stock at the fair market value per share on the date of grant.

                              EXECUTIVE OFFICERS

COMPENSATION OF EXECUTIVE OFFICERS

 Summary Compensation

  The following table sets forth certain information with respect to the compensation, for the last three fiscal years, of the Company's Chief Executive Officer, each of the three other most highly compensated executive officers who were serving as executive officers on December 31, 1997 and the most highly compensated executive officer during Fiscal 1997 who was not serving as an executive officer on December 31, 1997 (the "Named Executive Officers").

                          SUMMARY COMPENSATION TABLE

                                                       LONG-TERM
                                       ANNUAL         COMPENSATION
                                   COMPENSATION(1)     AWARDS(2)
                                --------------------- ------------
                                                       SECURITIES
                                                       UNDERLYING   ALL OTHER
NAME AND PRINCIPAL POSITION     YEAR  SALARY   BONUS    OPTIONS    COMPENSATION
---------------------------     ---- -------- ------- ------------ ------------
Jeffrey M. Arnold.............. 1997 $191,458 $30,000       --         --
 President and Chief            1996  172,525  60,000       --         --
 Executive Officer              1995  157,466  30,000   191,500        --
Robert B. Palardy.............. 1997   18,250   4,167    75,000        --
 Vice President, Finance and
  Administration and
  Chief Financial Officer(3)
Eric Dufford................... 1997   59,712  10,000    75,000        --
 Vice President, Marketing and
  Sales and Secretary(4)
Kenneth Collins................ 1997   76,154  20,000    90,000        --
 Vice President, Regulatory,
  Clinical and Quality
  Affairs(5)
Paul Albrecht, Ph.D............ 1997   98,691     --     35,000        --
 Vice President of Engineering
  and                           1996  122,965  20,000       --         --
  Secretary(6)                  1995  107,559  25,000       --         --

--------
(1) Perquisites for the Named Executive Officers listed in the table did not exceed the lesser of $50,000 or 10% of total salary and bonus for the respective fiscal years and accordingly have been omitted in accordance with the rules of the Commission.
(2) The Company does not have a long-term compensation plan that includes long-term incentive payouts. No stock appreciation rights ("SARs") have been granted to or are held by any of the Named Executive Officers.
(3) Mr. Palardy joined the Company as Vice President, Finance and Administration and Chief Financial Officer in November 1997. Mr. Palardy's 1998 annual salary is $130,000.
(4) Mr. Dufford joined the Company in August 1997 as Vice President, Marketing and Sales and Secretary. Mr. Dufford's 1998 annual salary is $150,000.
(5) Mr. Collins joined the Company in July 1997 as Vice President, Regulatory, Clinical & Quality Affairs. Mr. Collins resigned from the Company in February 1998.
(6) In July, 1997, Dr. Albrecht became Chief Scientist for the Company and resigned as Vice President of Engineering and Secretary.

  Option Grant Table. The following table sets forth certain information regarding options granted during Fiscal 1997 by the Company to the Named Executive Officers. The Company granted no SARs in Fiscal 1997.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                          POTENTIAL REALIZABLE VALUE
                         NUMBER OF   PERCENT OF                           AT ASSUMED ANNUAL RATES OF
                         SECURITIES TOTAL OPTIONS   EXERCISE               STOCK PRICE APPRECIATION
                         UNDERLYING  GRANTED TO     OR BASE                   FOR OPTION TERM(3)
                          OPTIONS   EMPLOYEES IN     PRICE     EXPIRATION ---------------------------
NAME                     GRANTED(1)  FISCAL YEAR  PER SHARE(2)    DATE         5%            10%
----                     ---------- ------------- ------------ ---------- ------------ --------------
Jeffrey M. Arnold.......      --         --             --           --            --             --
Robert B. Palardy.......   75,000         19%        $8.875     11/11/07  $    418,875 $    1,060,875
Eric Dufford............   75,000         19%        $7.625       8/8/07  $    359,625 $      911,625
Kenneth Collins.........   90,000         23%        $ 7.50       7/7/07  $    424,800 $    1,075,776
Paul Albrecht, Ph.D. ...   35,000          9%        $ 7.75      5/20/07  $    170,450 $      432,355

--------
(1) The securities underlying the options are shares of Common Stock.
(2) All options were granted at the fair market value of the Company's Common Stock on the date of grant. The options vest at a rate of 20% per year.
(3) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock price appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date. This table does not take into account actual appreciation in the price of the Common Stock to date. Actual gains, if any, on stock option exercises will depend on the future performance of the Common Stock and the date on which the options are exercised. The gains shown are net of the option exercise price, but do not reflect taxes or other expenses associated with the exercise.

  Year End Option Table. The following table sets forth certain information regarding stock options exercised during Fiscal 1997 or held as of December 31, 1997 by the Named Executive Officers. The Company granted no SARs during Fiscal 1997.

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR-END OPTION VALUES

                                                       NUMBER OF SHARES UNDERLYING        VALUE OF UNEXERCISED
                                                           UNEXERCISED OPTIONS           IN-THE-MONEY OPTIONS AT
                            SHARES                         AT FISCAL YEAR-END             FISCAL YEAR-END($)(2)
                           ACQUIRED       VALUE      ------------------------------- -------------------------------
NAME                      ON EXERCISE REALIZED($)(1) EXERCISABLE(#)/UNEXERCISABLE(#) EXERCISABLE($)/UNEXERCISABLE($)
----                     ------------ -------------- ------------------------------- -------------------------------
Jeffrey M. Arnold.......    20,000       $136,000            458,367/238,133              $4,073,718/1,926,769
Robert B. Palardy.......       --             --                --  / 75,000              $     --  /   18,750
Eric Dufford............       --             --                --  / 75,000              $     --  /  112,500
Kenneth Collins.........       --             --                --  / 90,000              $     --  /  146,250
Paul Albrecht, Ph.D.....    50,000       $403,490             17,500/ 57,500              $  159,653/  253,393

--------
(1) Value based on last reported sale price of the Common Stock on the date of exercise.
(2) Value based on last reported sale price of the Common Stock at the fiscal year end ($9.125 per share) less the exercise price.

EMPLOYMENT AND CONSULTING AGREEMENTS AND OTHER ARRANGEMENTS

  The Company is a party to an employment agreement with Mr. Arnold for the period commencing September 1, 1993 and ending September 1, 1998. The employment agreement provides that Mr. Arnold is entitled to receive a base salary of $150,000 and is eligible to receive an annual bonus based upon the achievement of mutually agreed-upon objectives determined annually by the Company's Board of Directors. The Company also granted Mr. Arnold an option to purchase 616,162 shares of Common Stock, of which 123,232 have an exercise price of $.02 per share, 401,767 have an exercise price of $.20 per share and 91,163 have an exercise price of $2.00 per share. If his employment is terminated by the Company without cause, Mr. Arnold will be entitled to receive severance compensation in an amount equal to nine months' base salary. In the event of a Change in Control of the Company (as defined in the employment agreement), all options which are currently outstanding will become immediately exercisable. Furthermore, Mr. Arnold is entitled to terminate his employment agreement within 90 days of a Change in Control of the Company and to receive severance compensation equal to nine months' base salary. The agreement also contains a non-competition covenant pursuant to which Mr. Arnold is prohibited from competing with the Company during his employment with the Company and for a period of one year thereafter. Throughout the term of this employment agreement, the Board agrees to nominate Mr. Arnold, and the Company agrees to use its best efforts to cause Mr. Arnold to be elected, to the Board of Directors of the Company.

  The Company is a party to an employment agreement with Dr. Albrecht which provides for a five-year term ending on June 15, 1998. The agreement provides for an annual base salary of $100,000, as well as an annual bonus based upon the achievement of mutually agreed-upon objectives determined annually by the Company's Board of Directors. The Company also granted Dr. Albrecht an option to purchase 225,000 shares of Common Stock, of which 112,500 have an exercise price of $.002 per share and 112,500 have an exercise price of $.20 per share. If his employment is terminated by the Company without cause, Dr. Albrecht will be entitled to receive severance compensation in an amount equal to six months' base salary. The agreement also contains a non-competition covenant pursuant to which Dr. Albrecht is prohibited from competing with the Company during his employment by the Company and for a period of 18 months thereafter.

  The Company is a party to a consulting and technology agreement with Dr. Cohen pursuant to which Dr. Cohen spends one day a week at the Company working on the development and commercialization of certain technology licensed to the Company by the Massachusetts Institute of Technology. This agreement, which commenced in February 1993 and has been extended to June 1998, requires the Company to pay monthly consulting fees of up to $12,500. Total payments made during 1997, 1996, 1995, 1994 and 1993 were approximately $113,000, $106,000,
$100,000, $142,000 and $116,000, respectively. In connection with this agreement, a warrant to purchase 109,634 shares of Common Stock for $2.00 per share was issued to Dr. Cohen. During the term of the consulting agreement, and for a period of up to two additional years following the termination or expiration of this agreement, Dr. Cohen is obligated not to compete with the Company so long as the Company makes continuing payments to Dr. Cohen during such two year period.

  The Company is also a party to a license agreement with Dr. Cohen, which commenced in February 1993 and pursuant to which Dr. Cohen granted to the Company an exclusive license to certain cardiac output monitoring technology developed by Dr. Cohen. This license agreement provides that the Company must achieve certain milestones, which include raising equity capital, spending a minimum of $200,000 in each two-year period during the term of the agreement and conducting clinical trials. If such milestones are not achieved, Dr. Cohen has the right to terminate the agreement. The license agreement also sets forth certain provisions relating to potential infringement of the patent rights that allow, but do not require, either party to take action against such infringement. The Company is required to pay Dr. Cohen a royalty based on 3% of net sales of products developed from such technology. If the Company chooses to sublicense this technology to an unrelated party, the royalty will be based on 20% of the gross revenue received from the unrelated party for products developed from such technology. Because the Company has chosen not to invest in this technology as required by the license agreement, the license agreement may be cancelled at the sole option of the licensor at any time. Royalties earned under this license agreement have not been material to date.

                            COMPENSATION COMMITTEE

  The Compensation Committee of the Company's Board of Directors consists of
J. Daniel Cole, Rolf S. Stutz and Richard J. Cohen, M.D., Ph.D.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  No executive officer of the Company has served as a director or member of the compensation committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served as a member of the Compensation Committee or director of the Company.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

  The Compensation Committee of the Company's Board of Directors is responsible for establishing compensation policies with respect to the Company's executive officers, including the Chief Executive Officer and the Named Executive Officers, and setting the compensation for these individuals.

  The Compensation Committee seeks to achieve three broad goals in connection with the Company's executive compensation programs and decisions regarding individual compensation. First, the Compensation Committee structures executive compensation programs in a manner that the Committee believes will enable the Company to attract and retain key executives. In order to ensure continuity of certain key members of management, the Compensation Committee has approved in the past multi-year employment contracts. Second, the Compensation Committee establishes compensation programs that are designed to reward executives for the achievement of specified business objectives of the Company and/or the individual executive's particular business unit. By tying compensation in part to particular goals, the Compensation Committee believes that a performance-oriented environment is created for the Company's executives. Finally, the Company's executive compensation programs are intended to provide executives with an equity interest in the Company so as to link a portion of the compensation of the Company's executives with the performance of the Common Stock.

  Section 162(m) of the Internal Revenue Code of 1986, as amended in 1993, generally disallows a tax deduction to public companies for compensation over $1,000,000 paid to its chief executive officer or any of its four other most highly compensated executive officers. Qualifying performance-based compensation is not subject to the deduction limit if certain requirements, such as stockholder approval of a compensation plan, are met. Although the Compensation Committee has considered the limitations on the deductibility of executive compensation imposed by Section 162(m) in designing the Company's executive compensation programs, the Committee believes that it is unlikely that such limitations will affect the deductibility of the compensation to be paid to the Company's executive officers in the near term. Based in part on this judgment, the Compensation Committee has determined not to recommend to the Company's Board of Directors that the bonus arrangements for the Company's executive officers be submitted to the Company's stockholders for their approval. The Compensation Committee believes that option grants and stock awards made at fair market value under the Company's 1996 Equity Incentive Plan are exempt from the limitations of Section 162(m).

  The compensation programs for the Company's executives established by the Compensation Committee consist of three elements based upon the objectives described above: base salary; annual cash bonus; and a stock-based equity incentive in the form of participation in the Company's 1996 Equity Incentive Plan and/or Stock Purchase Plan. In establishing base salaries for executives, the Compensation Committee monitors salaries at other companies, considers historic salary levels of the individual and the nature of the individual's responsibilities and compares the individual's base salary with those of other executives at the Company. To the extent determined to be appropriate, the Compensation Committee also considers general economic conditions, the Company's financial performance and the individual's performance in establishing base salaries of executives.

  During Fiscal 1997, Jeffrey M. Arnold and Paul Albrecht were parties to multi-year employment agreements with the Company that provide for bonuses upon satisfaction of certain criteria. Pursuant to such agreements, for

Fiscal 1997 Mr. Arnold was awarded a bonus of $30,000. Mr. Albrecht did not receive a bonus award for Fiscal 1997. The Compensation Committee believes that the base salary levels provided for in these contracts and the bonus criteria established appropriate salary levels for the covered individuals in light of the factors described above. Moreover, each of these employment agreements includes provisions prohibiting the executive from engaging in a business competitive with the Company during the term of the agreement; in the case of Mr. Arnold the prohibition of competition is for one year after the termination of his employment, and in the case of Mr. Albrecht the prohibition of competition is for 18 months after the termination of his employment. The employment agreement with Mr. Arnold expires on September 1, 1998 and the employment agreement with Mr. Albrecht expires on June 15, 1998. From November 1997 to February 1998, Mr. Albrecht was on a sabbatical leave from the Company. Mr. Albrecht returned to work at the Company in February 1998 on a reduced schedule.

  The Compensation Committee generally structures cash bonuses not associated with the above employment agreements by linking them to the achievement of specified Company and/or business unit performance objectives. Pursuant to such bonus policy, for Fiscal 1997 each of Messrs. Palardy, Dufford and Collins were awarded a bonus of $4,167, $10,000 and $20,000, respectively.

  Stock option grants in Fiscal 1997 were designed to link the overall compensation of any executive officers receiving such awards with his performance, in light of all other current and past compensation received by such executive officer. Such grants, as a result of the applicable vesting arrangements, also serve as a means for the Company to retain the services of these individuals. In fiscal 1997, Messrs. Palardy, Dufford, Collins and Albrecht each received options to purchase 75,000, 75,000, 90,000 and 35,000 shares of Common Stock, respectively. These option grants to the above Named Executive Officers were based on the above described criteria. The exercise price of these options was equal to the fair market value of the Company's Common Stock on the date of grant. Mr. Arnold was not granted any options in Fiscal 1997.

                                          Compensation Committee

                                          Richard J. Cohen
                                          J. Daniel Cole
                                          Rolf S. Stutz

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors, executive officers and holders of more than 10% of the Company's Common Stock ("Reporting Persons") to file with the Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Based solely on its review of copies of reports filed by the Reporting Persons furnished to the Company, or written representations from Reporting Persons, the Company believes that, except as follows, during Fiscal 1997 the Reporting Persons complied with all Section 16(a) filing requirements. Jeffrey M. Arnold filed a Statement of Changes in Beneficial Ownership on Form 4 (a "Form 4") for November 1997 on March 2, 1998. Paul Albrecht filed a Form 4 for June 1997 on September 8, 1997. J. Daniel Cole filed an Initial Statement of Beneficial Ownership on Form 3 due on February 13, 1997 on July 19, 1997. Rolf S. Stutz, J. Daniel Cole and Laurence
J. Blumberg each filed an Annual Statement of Changes in Beneficial Ownership on Form 5 due on February 17, 1998 on April 7, 1998.

                            STOCK PERFORMANCE CHART

  The following chart compares the change in the cumulative total stockholder return on the Common Stock during the period beginning August 2, 1996 (the date of the consummation of the Company's initial public offering) and ending December 31, 1997 with the total return on the Nasdaq Market Composite Index and the Dow Jones Advanced Technology Medical Devices index. The comparison assumes $100 was invested on August 2, 1996 in the Common Stock and in each of the foregoing indices and assumes reinvestment of dividends.



                       [PERFORMANCE GRAPH APPEARS HERE]

                                                Dow Jones
                                                Advanced      Nasdaq
                                               Technology     Market
                                Cambridge       Medical      Composite
Measurement period              Heart, Inc.     Devices        Index
------------------              -----------    ----------    ---------
Measurement PT -
08/02/96                          $100.00        $100.00      $100.00

12/31/96                          $126.76        $111.61      $113.24
03/31/97                          $128.17        $104.60      $107.10
06/30/97                          $ 80.28        $125.57      $126.73
09/30/97                          $ 91.55        $145.82      $148.17
12/31/97                          $102.82        $142.67      $138.96


(Cumulative total return numbers provided by Media General Financial Services)


                    RATIFICATION OF INDEPENDENT ACCOUNTANTS

  The Board of Directors, on the recommendation of its Audit Committee, has appointed the firm of Price Waterhouse LLP as the Company's independent accountants for the year ending December 31, 1998, subject to ratification by the stockholders at the Meeting. Price Waterhouse LLP has been the Company's independent accountants since the Company's inception in 1990. Although stockholder approval of the Board of Directors' selection of Price Waterhouse LLP is not required by law, the Board of Directors believes that it is advisable to give stockholders an opportunity to ratify this appointment. If this proposal is not approved at the Meeting, the Board of Directors will reconsider this appointment.

  Representatives of Price Waterhouse LLP are expected to be present at the Meeting. They will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from stockholders.

                                 OTHER MATTERS

  The Board of Directors does not know of any other matters which may come before the Meeting. However, if any other matters are properly presented to the Meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

  All costs of solicitations of proxies will be borne by the Company. In addition to solicitations by mail, the Company's directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, telecopy, personal interviews, and other means. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and the Company will reimburse them for their out-of-pocket expenses in connection therewith.

DEADLINE FOR SUBMISSION OF STOCKHOLDER PROPOSALS FOR THE 1999 ANNUAL MEETING

  Proposals of stockholders intended to be presented at the 1999 Annual Meeting of Stockholders must be submitted to the Secretary of the Company at its offices, One Oak Park Drive, Bedford, Massachusetts 01730, no later than December 16, 1998 in order to be considered for inclusion in the Proxy Statement relating to that meeting.

                                          By Order of the Board of Directors,

                                          Eric Dufford, Secretary

April 15, 1998

  THE BOARD OF DIRECTORS HOPES THAT STOCKHOLDERS WILL ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING AND YOUR COOPERATION WILL BE APPRECIATED.

PROXY                        CAMBRIDGE HEART INC.                          PROXY

                ANNUAL MEETING OF STOCKHOLDERS -- MAY 21, 1998

               THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF
                           DIRECTORS OF THE COMPANY.

     The undersigned, having received notice of the meeting and the proxy therefor, and revoking all prior proxies, hereby appoint(s) Jeffrey M. Arnold and Robert B. Palardy, and each of them, attorneys or attorney of the undersigned (with full power of substitution in them and each of them) for and in the name(s) of the undersigned to attend the Annual Meeting of Stockholders of Cambridge Heart, Inc. (the "Company") to be held at the offices of Hale and Dorr LLP, 60 State Street, Boston, Massachusetts, at 10:00 a.m. (local time), on Thursday, May 21, 1998 and any adjourned sessions thereof, and there to vote and act upon the following matters in respect of shares of Common Stock of the Company which the undersigned would be entitled to vote or act upon, with all powers the undersigned would possess if personally present. Each of the following matters is being proposed by the Company.

     IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING, OR ANY ADJOURNMENT THEREOF.

                        (To Be Signed on Reverse Side)

    Please mark your
[X] votes as in this
    example.

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, print that nominee's name in the line provided below.)


1.   Election of directors  [_] FOR    [_] WITHHELD


FOR (all nominees except as marked below)


------------------------------------------

Nominees: Richard J. Cohen and Harris A. Berman.


2. Ratification of the selection of Price Waterhouse LLP as the Company's independent accountants.

        [_] FOR     [_] AGAINST     [_] ABSTAIN

     The shares represented by this proxy will be voted as directed by the undersigned. If no direction is given with respect to any election to office or proposal specified above, this proxy will be voted for such election to office or proposal.

    Attendance of the undersigned at this meeting or at any adjourned session thereof will not be deemed to revoke this proxy unless the undersigned shall affirmatively indicate thereat the intention of the undersigned to vote said shares in person. If the undersigned hold(s) any of the shares of the Company in a fiduciary, custodial or joint capacity or capacities, this proxy is signed by the undersigned in every such capacity as well as individually.


PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.


SIGNATURE(S) ____________________________________ DATE _______________
Note: Please sign name(s) exactly as appearing hereon. When signing as attorney, executor, administrator, or other fiduciary, please give your full title as such Joint owners should each sign personally.